ATLAS FINANCIAL HOLDINGS ANNOUNCES 2012 THIRD QUARTER FINANCIAL RESULTS
Company to Hold Conference Call This Morning (November 12, 2012) at 8:30 a.m. ET

Third Quarter 2012 Highlights (comparisons are to third quarter 2011 unless otherwise noted):

•	Gross premium written increased by 113.7%, which included an increase of 313.4% in our core commercial auto business.

•	We actively distributed our core products in 31 states during the three month period ended September 30, 2012.

•	The combined ratio improved by 22.1% to 97.6%, which represents the first quarter under 100% since our inception.

•	Underwriting results improved by $2.0 million and returned to underwriting profitability.

•	Net income for the three month period ended September 30, 2012 was $1.7 million.

•	Basic and diluted earnings per ordinary common share was $0.08, net of accounting treatment for preferred shares.

•	Book value per diluted common share on September 30, 2012 was $2.15, compared to $2.05 at June 30, 2012.

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In October, Atlas announced the acquisition of Camelot Services, Inc. and its sole insurance subsidiary, Gateway Insurance Company (“Gateway”) from Hendricks Holding Company, Inc. for a purchase price of approximately $23 million.

Scott D. Wollney, Atlas' President & CEO noted, “We are pleased to report this landmark quarter for the company, which included significant improvement in our combined ratio and an underwriting profit. At the end of the first half of 2012, we felt that Atlas' business had reached an inflection point and believe that our financial results are now beginning to show the full potential of our core commercial auto business. Through the end of the third quarter, gross premium written from Atlas' commercial automobile lines was $41.0 million, representing a 183.0% increase relative to the same period in 2011. With 100% percent of our resources focused on organic growth and strategic acquisitions in our core lines, we plan to maximize the benefits to all stakeholders in what increasingly appears to be a hardening insurance market.”

2012 Third Quarter Financial and Operational Review

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At the time of Atlas' going public transaction, the Company committed to a strategic focus on specialty commercial automobile lines of insurance. The successful winding down of other insurance lines last year, coupled with the successful expansion of the Company's multi-state retail agent focused distribution channel, now enables Atlas to devote its resources to its core lines of business. Our transition to a vertical growth strategy in the second half of 2012 successfully generated more business from existing agents, as we leveraged our strong position in key markets to grow our core products. As a percentage of Atlas' subsidiaries book of business, commercial auto gross premiums written now represent 95% for the three month period ended September 30, 2012, compared to 49% for the prior year period.

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Net Income: Atlas earned $1.7 million during the three month period ended September 30, 2012, or basic and diluted earnings per common share of $0.08, compared to income of $1.1 million ,or basic and diluted earnings per common share of $0.05, during the three month period ended September 30, 2011.

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Gross Premium Written: In the three month period ended September 30, 2012, gross premium written from commercial automobile was $22.1 million, representing a 313.4% increase relative to the three month period ended September 30, 2011.

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Loss and Combined Ratio: The Company's loss ratio improved to 65.5% compared to a loss ratio of 79.4% for the prior year quarter. As a result, Atlas' combined ratio improved for the three month period ended September 30, 2012 to 97.6%, versus 119.7% for the corresponding prior year period. This is the first quarter of Atlas' existence where we have achieved a combined ratio under 100%.

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Underwriting Results: Underwriting results improved by $2.0 million versus the three month period ended September 30, 2011, in part due to the Company's shift away from non-core lines of business which were primarily non-standard private passenger automobile insurance products. These results also benefitted from our increased volume of business where policyholders maintain larger self-insured retentions, which we expect to generate a lower loss ratio than business with lower deductibles.

▪	Book Value: Book value increased by $0.10 per basic and diluted common share in the quarter. Book value per diluted common share on September 30, 2012 was $2.15, compared to $2.05 at June 30, 2012.

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Deferred Tax Assets: The Company was able to utilize deferred tax assets to offset tax liability related to earnings and maintains additional deferred tax assets valued at $0.64 per basic and diluted common share which are fully allowed for at this time but may be used in the future, subject to tax laws.

Balance Sheet/Investment Overview

▪	Cash and Invested Assets: Cash and investment assets as of the period ended September 30, 2012 totaled $121.7 million, consisting primarily of fixed income securities.

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Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas' claims liabilities.

▪	Investment Income: During the three month period ended September 30, 2012, Atlas reported investment income and other revenues of $1.39 million, of which $779,000 was recognized as realized gains.

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Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 4.6% annual yield for the quarter. A portion of this yield relates to capital gains. Excluding the effect of these capital gains the annual investment yield for the quarter was 2.0%.

Conference Call Details
November 12, 2012 - 8:30 a.m. ET
Participant Dial-In Numbers: 800-593-0693

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Following the call, a webcast will be made available and can be accessed through the Company's website at www.atlas-fin.com/atlas_investor_relations.html.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company and American Service Insurance Company, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company and American Service Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' third quarter 2012 Form 10-Q unaudited condensed consolidated financial statements and Management Discussion & Analysis, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, via the U.S. Securities and Exchange Commission internet site (www.sec.gov) or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's third quarter 2012 Form 10-Q. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, AE
212-836-9615
tdowns@equityny.com
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